UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 28, 2014 (May 21, 2014)

AMERICAN REALTY CAPITAL PROPERTIES, INC.
(Exact name of Registrant as specified in its charter)

Maryland	001-35263	45-2482685
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of principal executive offices)

(212) 415-6500
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 21, 2014, American Realty Capital Properties, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with ARC Properties Operating Partnership, L.P. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Barclays Capital Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters listed on Schedule I thereto (collectively, the “Underwriters”), related to an underwritten public offering of 120,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Offering”). The offering price to the public in the Offering was $12.00 per share (before underwriting discounts and commissions). Under the terms of the Underwriting Agreement, the Company also granted the Underwriters a 30-day option to purchase up to an additional 18,000,000 shares of common stock at the public offering price (less underwriting discounts and commissions), which the Underwriters exercised in full on May 22, 2014.

The net proceeds to the Company from the Offering (including the 18,000,000 option shares) are approximately $1.59 billion, after deducting underwriting discounts and commissions (but before expenses, which include the structuring fee payable to Realty Capital Securities, LLC as described below). The transactions contemplated by the Underwriting Agreement closed on May 28, 2014.

Realty Capital Securities, LLC, a FINRA-registered broker-dealer, which is an affiliate of certain of the Company’s executive officers and interested directors, received a structuring fee from the Company in an amount equal to $2,000,000 in connection with structuring services it has provided in connection with the Offering.

The shares of common stock sold in the Offering are being issued pursuant to the Company's Registration Statement on Form S-3 (File No. 333-187240). The Company filed a prospectus supplement, dated May 21, 2014, to the prospectus, dated March 13, 2013, with the Securities and Exchange Commission in connection with the offer and sale of the shares of common stock in the Offering.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters (including for liabilities under the Securities Act of 1933, as amended), other obligations of the parties and termination provisions.

The Company intends to use the net proceeds of the offering (a) to repay outstanding indebtedness under its existing credit facility and (b) for other general corporate purposes. Amounts repaid under such credit facility may, subject to the satisfaction of customary draw conditions, be reborrowed by the Company at any time, including to fund acquisitions consistent with the Company’s acquisition strategy. Certain of the underwriters or their affiliates are lenders under the Company’s credit facility and may therefore receive 5% or more of the net proceeds of the offering by reason of the repayment of outstanding amounts under the credit facility. Certain of the Underwriters and their affiliates have engaged, and may in the future engage, in commercial and investment banking transactions with the Company in the ordinary course of its business. These Underwriters and their related entities have received, and expect to receive, customary compensation and expense reimbursement for these commercial and investment banking transactions.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated by reference herein. The foregoing summary description of the material terms of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the Underwriting Agreement. A copy of the opinion of Venable LLP relating to the legality of the shares of common stock being issued in the Offering is attached as Exhibit 5.1 to this Current Report on Form 8-K. A copy of the opinion of Proskauer Rose LLP regarding certain tax matters relating to the Offering is attached as Exhibit 8.1 to this Current Report on Form 8-K.

Item 8.01. Other Events.

On May 28, 2014, the Company issued a press release announcing the closing of the Offering, which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d)     Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of May 21, 2014, among American Realty Capital Properties, Inc., ARC Properties Operating Partnership, L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Barclays Capital Inc. and J.P. Morgan Securities LLC.

5.1	Opinion of Venable LLP regarding the legality of the shares of common stock being issued.

8.1	Opinion of Proskauer Rose LLP regarding certain tax matters.

23.1	Consent of Venable LLP (included in Exhibit 5.1).

23.2	Consent of Proskauer Rose LLP (included in Exhibit 8.1)

99.1	Press release of American Realty Capital Properties, Inc., dated May 28, 2014, announcing the closing of the Offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

May 28, 2014	By:	/s/ Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Chief Executive Officer and
Chairman of the Board of Directors